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                                                                     EXHIBIT 4.3

                          MISSION SYSTEMS, INCORPORATED

                        1996 EQUITY INCENTIVE STOCK PLAN

1.   PURPOSE.

This 1996 Equity Incentive Stock Plan (the "Plan") is intended to provide incentives: (a) to officers and other employees of Mission Systems, Inc. (the "Company"), and any present or future parent or subsidiary of the Company (collectively, "Related Corporations"), by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder, which qualify as "incentive stock options"("ISOs") under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"); (b) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder, which do not qualify as ISOs but as "nonqualified options" ("NQs") and (c) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with awards of stock of the Company "Awards" ). Both ISOs and NQs are referred to hereafter individually as an "Option" and collectively as "Options". Options and Awards are referred to hereafter collectively as "Stock Rights". As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation" respectively, as those terms are defined in Section 424 of the Code.

2.   ADMINISTRATION OF THE PLAN.

     A.   BOARD OR COMMITTEE ADMINISTRATION.

     The Plan shall be administered by the Board of Directors of the Company the ("Board") or by a committee appointed by the Board (the "Committee") provided that, to the extent required by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any successor provision ("Rule 16b-3"), with respect to specific grants of Stock Rights, the Plan shall be administered by a disinterested administrator or administrators within the meaning of Rule 16b-3. All references to this Plan to the Committee shall mean the Board if a Committee has not been appointed. Subject to ratification of the grant of each Stock Right by the Board (if so required by applicable state law), and subject to the terms of the Plan, the Committee shall have the authority to (i) determine the employees of the Company and Related Corporations (subject to paragraph 3) to whom ISOs shall be granted, and determine (subject to paragraph 3) to whom NQs and Awards may be granted, (ii) determine the time or times at which Options or Awards shall be granted (iii) determine the exercise price of shares subject to each Option, which price shall not be less than the minimum price specified in paragraph 6; (iv) determine whether each Option granted shall be an ISO or an NQ (v) determine (subject to paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) determine whether restrictions such as repurchase options are to be imposed in shares subject to Options and Awards and the nature of such restrictions, if any, (vii) interpret the

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     Plan and prescribe and rescind rules and regulations relating to it; and
     (viii) resolve any disputes relating to the Plan or any Stock Rights issued pursuant to the Plan. If the Committee determines to issue an NQ, it shall take whatever actions it deems necessary, under Section 422 of the Code and applicable regulations, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provision of the Plan or any Stock Grant granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board or Committee shall be liable for any action or determination made in good faith with respect to the Plan, or any Stock Right granted under it.

     B.   COMMITTEE ACTIONS.

     The Committee may select one of its members as chairman and shall hold meetings at such times and places as it may determine. Acts by a majority of the members of the Committee, or acts reduced to, or approved in writing by a majority of the members of the Committee (if consistent with applicable state law), shall constitute the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and appoint members in substitution, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

3.   ELIGIBLE EMPLOYEES AND OTHERS.

ISOs may be granted only to employees of the Company or any Related Corporation. NQs and Awards may be granted to any employee, officer, director (whether or not also an employee) or consultant of the Company, or any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant an ISO, an NQ, or an Award. Granting of any Stock Right to any individual or entity shall neither entitle that individual or entity to, or disqualify him, her, or it from, participation in any other grant of Stock Rights.

4.   STOCK

The stock subject to Options and Awards shall be authorized but unissued shares of Class B Common Non-Voting Stock of the Company, no par value per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 200,000, subject to adjustments as provided in paragraph 13. If any Stock Right granted under the Plan shall expire or terminate for any reason without having been exercised in full, or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject to such Stock Right shall again be available for grants of Stock Rights under the Plan.

5.   GRANTING OF STOCK RIGHTS.

Stock Rights may be granted under the Plan at any time after April 25, 1996 and prior to December 31, 2005. The date of grant of a Stock Right under the plan will be the date specified

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by the Committee at the time it grants the Stock Right, provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant.

6.   MINIMUM OPTION PRICE; ISO LIMITATIONS.

     A.   PRICE FOR NON-QUALIFIED OPTIONS.

     The exercise price per share specified in the agreement relating to each NQ granted under the Plan shall in no event be less than the minimum legal consideration required therefor under the laws of New Hampshire, or the laws of any jurisdiction in which the Company or its successors in interest may be organized.

     B.   PRICE FOR ISOs.

     The exercise price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than fair market value per share of Common Stock on the date of such grant. In the case of an ISO granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply.

     C.   $100,000 ANNUAL LIMITATION ON ISO VESTING.

     Each eligible employee may be granted Options treated as ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any Related Corporation, ISOs do not become exercisable for the first time by such employee during any calendar year with respect to stock having a fair market value (determined at the time ISOs were granted) in excess of $100,000. The Company intends to designate any Options granted in excess of such limitations as NQs.

     D.   DETERMINATION OF FAIR MARKET VALUE.

     If, at the time an Option is granted under the Plan, Company's stock is publicly traded, "fair market value" shall be determined as of the last business day for which the prices or discussed in this sentence are available prior to the date such Option is granted and shall mean (i) the average (on the date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or
     (ii) the last reported sale price (on that date) of the Common Stock on the NASDAQ National Market List, if the Common Sock is not then traded on a national securities exchange; or (iii) the closing bid price (or the average of bid prices ) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market List. However, if the Common Stock is not


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     publicly traded at the time an Option is granted under the Plan, "fair market value" shall be deemed to be the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

7.   OPTION DURATION.

Subject to earlier termination as provided in paragraphs 9 and 10, each Option shall expire on the date specified by the Committee, but not more than (i) ten
(10) years from the date of grant in the case of Options generally, and (ii) five (5) years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than then percent (10%) of the total combined voting power of all classes of stock of the Company, or any Related Corporation, as determined under paragraph 6(B). Subject to earlier termination as provided in paragraphs 9 and 10, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into an NQ pursuant to paragraph 16.

8.   EXERCISE OF OPTION.

Subject to the provisions of paragraphs 9 through 12, each Option granted under the Plan shall be exercisable as follows:

     A.   VESTING.

     The Option shall either be fully exercisable on the date of the grant, or shall become exercisable thereafter in such installments as the Committee may specify.

     B.   FULL VESTING OF INSTALLMENTS.

     Once an installment becomes exercisable, it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

     C.   PARTIAL EXERCISE.

     Each Option or installment may be exercised at any time, or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

     D.   ACCELERATION OF VESTING.

     The Committee shall have the right to accelerate the date of exercise of any installment of any Option, provided that the Committee shall not, without the consent of the optionee, accelerate the exercise date of any installment of any Option granted to any employee as an ISO (and not previously converted into an NQ pursuant to paragraph 16) if such acceleration would violate the annual vesting limitation contained in
     Section 422(d) of the Code, as described in paragraph 6(C).

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9.       TERMINATION OF EMPLOYMENT.

                  A.       TERMINATION FOR CAUSE OR RESIGNATION.

                  If an ISO optionee resigns without the written permission of the Company, or is terminated for cause during the vesting period of any Option, any such Option shall terminate immediately, to the extent not previously exercised. Further, the Company shall have the fight, but not the obligation, to purchase from the optionee all, or any portion of the shares obtained pursuant to the Plan, at any reasonable price in excess of the exercise price, as determined by the Board or Committee.

                  B.       TERMINATION FOR OTHER THAN DEATH AND DISABILITY.

                  If an ISO optionee ceases to be employed by the Company and all Related Corporations other than as defined in paragraph 9
                  (A) above, or by reason of death or disability as defined in paragraph 10, no further installments of his ISOs shall become exercisable, and his / her ISOs shall terminate after the passage of five (5) business days from the date of termination of his / her employment, but in no event later than on their specified expiration dates, except to the extent that such ISO (or unexercised installment thereof) have been converted into NQs pursuant to paragraph 16. For the purposes of this paragraph 9, employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed ninety (90) days, or, if longer, any period during which such optionee's reemployment is guaranteed by statute. A bona fide absence with the written approval of the Committee shall not be considered an interruption of employment under this paragraph 9, provided that such written approval contractually obligates the Company, or any Related Corporations to continue the employment of the optionee after the expiration of the approved period of absence. ISOs granted under the Plan shall not be affected by any change in employment within, or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation. Nothing in the Plan shall be deemed to give any guarantee of any Stock Fight the fight to be retained in employment, or other service by the Company or any Related Corporation for any period of time.

10.      DEATH, DISABILITY.

                  A.       DEATH.

                  If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his / her death, any ISO of his / hers may be exercised, to the extent of the number of shares with respect to which he / she could have exercised it on the date of his / her death, by his estate, personal representative or beneficiary, who has acquired the ISO by will, or by the laws of descent and distribution, at any time prior to the earlier of the specified expiration date of the ISO, or 180 days from the date of the optionee's death.

                  B.       DISABILITY.

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                  If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his / her disability he/she shall have the right to exercise any ISO held by him her on the date of termination of employment, to the extent of the number of shares with respect to which he / she could have exercised it on that date, at any time prior the earlier of the specified expiration date of the ISO, or 180 days from the date of the termination of the optionee's employment. For the purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code or any successor statute.

11.      ASSIGNABILITY.

No Stock Right shall be assignable or transferable by the grantee except by will, or by the laws of descent and distribution. During the lifetime of the grantee each Stock Right shall be exercisable only by him / her.

12.      TERMS AND CONDITIONS OF OPTIONS.

Options shall be evidenced by instruments (which need not be identical) in such form as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 11 hereof and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options. The Committee may specify that any NQ shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Committee may determine. The Committee may from time to time confer authority and responsibility on one or more of its own members and / or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all actions necessary or advisable from time to time to carry out the terms of such instruments.

13.      ADJUSTMENTS.

Upon the occurrence of any of the following events, an optionee's rights with respect to Options granted to him / her hereunder, shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such Option:

                  A.       STOCK DIVIDENDS AND STOCK SPLITS.

                  If the shares of Common Stock shall be subdivided or combined into a greater or lesser number of shares, or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

                  B.       CONSOLIDATIONS OR MERGERS.

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                  If the Company is to be consolidated with, or acquired by
                  another entity in a merger, sale of all, or substantially all of the Company's assets, or otherwise (an "Acquisition"), the Committee, or the board of directors of such entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provisions for the continuation of such Options, by substituting, on an equitable basis, for the shares then subject to such Options the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition; or (ii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable, within the specified number of days from the date of such notice; at the end of which period the Options shall terminate; or (iii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable) over the exercise price thereof.

                  C.       RECAPITALIZATION OR REORGANIZATION.

                  In the event of a recapitalization reorganization of the Company (other than a transaction described in subparagraph B above) pursuant to which securities of the Company, or of another corporation, are issued with respect to the outstanding shares of Common Stock, an optionee, upon exercising an Option, shall be entitled to receive, for the purchase price paid upon such exercise, the securities he/she would have received, if he / she had exercised his/her Option prior to such recapitalization, or reorganization.

                  D.       MODIFICATION OF ISOS.

                  Notwithstanding the foregoing, any adjustments made with respect to ISOs, pursuant to subparagraph A, B or C above, shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424 of the Code), or would cause any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs, or would cause adverse tax consequences to the holders, it may refrain from making such adjustments.

                  E.       DISSOLUTION OR LIQUIDATION.

                  In the event of the proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action, or at such other time and subject to such other conditions as shall be determined by the Committee.

                  F.       ISSUANCE OF SECURITIES.

                  Except as expressly provided herein, no issuance by the Company of the shares of stock of any class, or securities convertible into shares of stock of any class of stock, shall effect, and no adjustments by reason thereof shall affect or result in an adjustment to the number, or price of shares subject to Options. No adjustments

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                  shall be made for dividends paid in cash, or in property other than securities of the Company.

                  G.       FRACTIONAL SHARES.

                  No fractional shares shall be issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

                  H.       ADJUSTMENTS.

                  Upon the happening of any of the events described in subparagraphs A, B or C above, the class and aggregate number of shares set forth in subparagraph 4 hereof that are subject to Stock Rights which previously have been, or subsequently may be granted under the Plan, shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee, or the Successor Board, shall determine the specific adjustments to be made under this paragraph 13 and, subject to paragraph 2, its determination shall be conclusive.

14.      MEANS OF EXERCISING OPTIONS.

A Stock Right (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address. Such notice shall identify the Stock Right being exercised and specify the number of shares as to which such Stock Right is being exercised, accompanied by full payment of the purchase price therefor, either (a) in United States dollars, in cash or by check, (b) at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal, as of the date of exercise, to the cash exercise price of the Stock Rights, (c) at the discretion of the Committee, by delivery of the grantee's personal recourse note, bearing interest payable, not less than annually, at no less than one hundred percent (100%) of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code,
(d) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company, of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Stock Right, and an Authorization to the broker, or selling agent, to pay that amount to the Company, which sale shall be at the participant's direction at, the time of the exercise, or (e) at the discretion of the Committee, by any combination of (a), (b), (c) or (d) above. If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (a), (b), (c), (d) or (e) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. The holder of a Stock Right shall not have the fights of a shareholder with respect to the shares covered by this Stock Right, until the date of issuance of a stock certificate to him/ her for such shares. Except as expressly provided above in paragraph 13, with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends, or similar fights for which the record date is before the date such stock certificate is issued.

15.      TERM AND AMENDMENT OF PLAN.

This Plan was adopted by the Board and shareholder on March 8, 1996 and shall expire at the end of the day on December 31, 2005 (except as to Options outstanding on that date). The Board may terminate or amend the Plan at any time, except that, without the approval of the stockholders obtained within twelve (12) months before or after the Board adopts the resolution

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authorizing any of the following actions, (a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to paragraph 13), (b) the benefits accruing to participants under the Plan may not be materially increased, (c) the requirement as to eligibility for participation in the Plan may not be materially modified; (d) the provisions of paragraph 3 regarding eligibility for grants of ISOs may not be modified; (e) the provision of paragraph 6(B) regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment pursuant to paragraph 13); (f) the expiration date of the Plan may not be extended; and
(g) the Board may not take any action which would cause the Plan to fail to comply with Rule 16b-3. Except as otherwise provided in this paragraph 15, in no event may action of the Board or the stockholders alter or impair the fights of the grantee, without his consent, under any Stock Right previously granted to him.

16. CONVERSION OF ISOS INTO NON-QUALIFIED OPTIONS.

The Committee, at the written request or with the written consent of any optionee, may in its discretion take such actions as may be necessary to convert such optionee's ISO's (or any installment or portions of installments thereof) that have not been exercised on the date of conversion, into NQs, at any time prior to the expiration of such ISOs, regardless of whether such optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period, or reducing the exercise price of the appropriate installment of such ISOs. At the time of such conversion, the Committee (with the consent of the optionee) may impose such conditions on the exercise of the resulting NQs as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give the optionee the right to have such optionee's ISO's converted into NQs and no such conversion shall occur until and unless the Committee takes appropriate action.

17.      APPLICATION OF FUNDS.

The proceeds received by the Company from the sale of shares pursuant to Options granted under the Plan, shall be used for general corporate purposes.

18.      NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

By accepting an ISO granted under the Plan, each optionee agrees to notify the Company in writing immediately after he makes a Disqualifying Disposition (as described in Sections 421, 422 and 424 of the Code and the regulations thereunder) of any stock acquired pursuant to the exercise of ISOs granted under the Plan. A Disqualifying Disposition is generally any disposition occurring within two years of the date the ISO was granted, or within one year of the date the ISO was exercised, whichever period ends later.

19.      WITHHOLDING OF ADDITIONAL INCOME TAXES.

Upon the exercise of an NQ or the grant of an Award for less than its fair market value, the making of a Disqualifying Disposition (as defined in paragraph
18), the vesting or transfer of restricted stock or securities acquired on the exercise of a Stock Right hereunder, or the making of a distribution or other payment with respect to such stock or securities, the Company may withhold taxes for amounts that constitute compensation includable in gross income. The Committee in its discretion may condition (i) the exercise of an Option, (ii) the grant of an Award, or (iii) the vesting or transferability of restricted stock or securities acquired by

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exercising a Stock Right, on the grantee's making satisfactory arrangement for such withholding. Such arrangement may include payment by the grantee in cash or by check of the amount of the withholding taxes or, at the discretion of the Committee an agreement for the withholding or offset against any compensation due to grantee by the Company, or, by the grantee's delivery of previously held shares of Common Stock otherwise deliverable upon exercise of a Stock Right shares, having an aggregate fair market value equal to the amount of such withholding taxes.

20.      GOVERNMENTAL REGULATION.

The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares. Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to send tax information statements to employees and former employees that exercise ISOs under the Plan, and the Company may be required to file tax information returns reporting the income received by grantees of Stock Rights in connection with the Plan.

21.      GOVERNING LAW: CONSTRUCTION.

The validity and construction of the Plan and the instrument evidencing Stock Rights shall be governed by the laws of the State of New Hampshire, or the laws of any jurisdiction in which the Company, or its successors in interest, may be organized. In construing this Plan, the singular shall include the plural, unless the context otherwise requires.